Matthew Bromberg Joins Fitbit, Inc.’s Board of Directors

Zynga COO brings significant gaming and paid digital platform expertise to Fitbit, supporting company’s focus on delivering engaging consumer experiences that drive positive behavior change and non-device revenue

SAN FRANCISCO, CA - March 15, 2018 - Fitbit, Inc. (NYSE: FIT) today announced that gaming and entertainment industry executive Matthew Bromberg has joined the Fitbit, Inc. board of directors. Bromberg is currently the chief operating officer of Zynga (NASDAQ: ZNGA), a leading mobile social game developer, and brings to Fitbit extensive operating experience in gaming, consumer entertainment and digital platforms.

“At Fitbit, we are focused on encouraging lasting behavior change that can lead to positive health outcomes, and have seen firsthand how making health and fitness fun through gamification leads to great results,” said James Park, co-founder and CEO of Fitbit. “Matt’s track record of building beloved brands across platforms and developing new revenue models for the gaming industry will be a tremendous asset for our team as we continue our focus on delivering smart, engaging software experiences and look to expand our paid service offerings to millions of users around the globe.”

As COO of Zynga, Bromberg is responsible for the worldwide operations of the company’s game studios in addition to leading its technology, data science, analytics and design organizations. Prior to joining Zynga, Bromberg served as Senior Vice President of Strategy and Operations for mobile gaming at Electronic Arts Inc., where he ran the group’s technology, production, strategic planning and business operations. While at EA, he helped introduce new revenue models for the gaming industry, including mobile games micro transactions and new service revenue models. Before that, he was Group General Manager of EA’s Bioware studios, leading a global team that built hit gaming franchises such as Star Wars, Dragon Age, Mass Effect and Command & Conquer.

Prior to joining EA, Bromberg was the founder and CEO of I'mOK Inc., creator of a location-based gaming and communication platform for families. Before that, he was President and CEO of eSports company Major League Gaming, helping to grow the company from a startup to one of the largest competitive video gaming leagues in the world. He also held a number of senior roles at AOL, including Senior Vice President and General Manager of Moviefone, General Manager of Consumer Products and General Manager of Online Gaming.

“Over the last decade, Fitbit has developed an entirely new way for millions of people to make their lives better and have fun with health and fitness. At the same time, Fitbit has created one of the largest health and fitness databases in the world, which presents an incredible opportunity to build upon the company’s software and services offerings and create new revenue streams,” said Bromberg. “I look forward to working with James and the talented Fitbit team on their next chapter of growth.”

Mr. Bromberg joined effective March 14, 2018.

About Fitbit, Inc. (NYSE: FIT)
Fitbit helps people lead healthier, more active lives by empowering them with data, inspiration and guidance to reach their goals. As the leading global wearables brand, Fitbit designs products and experiences that track and provide motivation for everyday health and fitness. Fitbit’s diverse line of innovative and popular products include Fitbit Blaze®, Fitbit Charge 2®, Fitbit Alta HR™, Fitbit

Alta®, Fitbit Ace™, Fitbit Flex 2®, and Fitbit Zip® activity trackers, as well as the Fitbit Ionic™ and Fitbit Versa™ smartwatches, Fitbit Flyer™ wireless headphones and Fitbit Aria 2™ Wi-Fi Smart Scale. Fitbit products are carried in over 45,000 retail stores and in 86 countries around the globe. Powered by one of the world’s largest social fitness networks and databases of health and fitness data, the Fitbit platform delivers personalized experiences, insights and guidance through leading software and interactive tools, including the Fitbit and Fitbit Coach apps, and the Fitbit OS for smartwatches. Fitbit Health Solutions develops health and wellness solutions designed to help increase engagement, improve health outcomes, and drive a positive return for employers, health plans and health systems.

Fitbit and the Fitbit logo are trademarks or registered trademarks of Fitbit, Inc. in the U.S. and other countries. Additional Fitbit trademarks can be found at www.fitbit.com/legal/trademark-list. Third-party trademarks are the property of their respective owners.

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Media Contact:
Jen Ralls
PR@fitbit.com
415-941-0037